Exhibit 10.1

August 9, 2021

RE: Atlantic Coastal Acquisition Management LLC Loan Commitment

To Whom It May Concern:

This letter is to confirm the undersigned’s commitment that, through 9/30/2022, if funds are needed by Atlantic Coastal Acquisition Corp. (the “Company”) and upon request by the Company, the undersigned will provide loans of up to an aggregate of $ 1,315,000 to the Company. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated March 3, 2021), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

Signed,

/s/ Shahraab Ahmad

Shahraab Ahmad

Chief Executive Officer

Atlantic Coastal Acquisition Management LLC